Exhibit 23.1





                       [L.P. MARTIN & COMPANY LETTERHEAD]


                        Consent of Independent Auditors'






    The Board of Directors
    Cornerstone Realty Income Trust, Inc.
    Richmond, Virginia


          We consent to the use of our report dated April 24, 1996 with respect to the statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Scarlett Oaks Apartments for the twelve month period ended January 31, 1996, for inclusion in a form 8K filing with the Securities and Exchange Commission by Cornerstone Realty Income Trust, Inc., and to the reference to our firm under the heading "Expert" therein.


    Richmond, Virginia                  /s/ L.P. MARTIN & CO., P.C.